EXHIBIT 99.1

Integer Holdings Corporation Reports Third Quarter 2023 Results

~ Delivered strong performance with 3Q23 financial results ~
~ Increasing full year 2023 outlook ~

PLANO, Texas, Oct. 26, 2023 (GLOBE NEWSWIRE) -- Integer Holdings Corporation (NYSE:ITGR), a leading medical device outsource manufacturer, today announced results for the three months ended September 29, 2023.

Third Quarter 2023 Highlights (compared to Third Quarter 2022, except as noted)

  Sales increased 18% to $405 million, with organic growth of 18%.
  GAAP net income increased $11 million to $27 million, an increase of 70%. Non-GAAP adjusted net income increased $11 million to $43 million, an increase of 35%.
  GAAP operating income increased $19 million to $48 million, an increase of 64%. Non-GAAP adjusted operating income increased $18 million to $64 million, an increase of 39%.
  GAAP diluted EPS increased $0.33 per share to $0.81 per share. Non-GAAP adjusted EPS increased $0.32 per share to $1.27 per share.
  Adjusted EBITDA increased $18 million to $81 million, an increase of 28%.
  From the end of 2022, total debt increased $16 million to $941 million and net total debt increased $17 million to $924 million, mostly attributable to fees associated with the $500 million convertible notes and the $35 million related capped call, resulting in a leverage ratio of 3.1 times adjusted EBITDA as of September 29, 2023.

Acquired certain assets of InNeuroCo, Inc. to further strengthen neurovascular catheter capabilities

  Closed acquisition October 1, 2023 and expect it to be immediately accretive to EPS.
  InNeuroCo brings deep design expertise and manufacturing capabilities in high growth neurovascular catheters used primarily in the treatment of ischemic stroke and intracranial aneurysms.
  $42 million purchase price plus additional consideration contingent on achieving specific revenue targets through 2027.
  The acquisition structure provides tax deductions that are expected to offset cash taxes by approximately $5 million, net present value, over the next 15 years.
  InNeuroCo 2023 sales estimated to be approximately $25 million with accretive margin profile. Integer’s fourth quarter 2023 outlook includes $5 million sales and $1 million adjusted operating income from InNeuroCo.

“Integer delivered another strong quarter with organic sales up 18% and adjusted operating income growth of 39%, more than twice the sales growth rate,” said Joseph Dziedzic, Integer’s president and CEO. “As we continue to see strong customer demand across our targeted growth markets, we are increasing our full year sales outlook to 15% growth at the midpoint. Additionally, we are raising our adjusted operating income outlook to 25% growth at midpoint. As part of our growth strategy, we completed the tuck-in acquisition of InNeuroCo on October 1st to further strengthen our neurovascular catheter capabilities.”

Discussion of Product Line Third Quarter 2023 Sales

  Cardio & Vascular sales increased 23% in the third quarter 2023 compared to the third quarter 2022, driven by continued strong demand across all markets, growth in key products such as guidewires, new product ramps in electrophysiology and structural heart, and supply chain improvements.
  Cardiac Rhythm Management & Neuromodulation sales increased 22% in the third quarter 2023 compared to the third quarter 2022, with double-digit growth in both CRM and Neuromodulation, driven by strong demand, including double-digit growth from emerging customers with PMA (pre-market approval) products, and supply chain improvements.
  Advanced Surgical, Orthopedics & Portable Medical sales declined 13% in the third quarter 2023 compared to the third quarter 2022, driven by execution of the planned multi-year Portable Medical exit announced in 2022, and low double-digit decline of Advanced Surgical and Orthopedics.
  Electrochem sales decreased 25% in the third quarter 2023 compared to the third quarter 2022, returning to a normalized run-rate after previously higher sales from the supply chain recovery.
2023 Outlook(a) (dollars in millions, except per share amounts)

	GAAP		Non-GAAP(b)
	As Reported	Change from Prior Year	Adjusted	Change from Prior Year
Sales	$1,575 to $1,595	14% to 16%	N/A	N/A
Operating income	$166 to $174	36% to 43%	$235 to $243	22% to 27%
EBITDA	N/A	N/A	$302 to $310	18% to 21%
Net income	$90 to $96	37% to 48%	$151 to $157	16% to 22%
Diluted earnings per share	$2.66 to $2.86	36% to 46%	$4.47 to $4.67	15% to 20%
Cash flow from operating activities	$185 to $205	59% to 76%	N/A	N/A

(a)	Except as described below, further reconciliations by line item to the closest corresponding GAAP financial measure for Adjusted operating income, Adjusted EBITDA, Adjusted net income and Adjusted Earnings per Share (“EPS”) included in our “2023 Outlook” above, and Adjusted total interest expense, Adjusted effective tax rate and Leverage ratio in “Supplemental Financial Information” below, are not available without unreasonable efforts on a forward-looking basis due to the high variability, complexity and visibility of the charges excluded from these non-GAAP financial measures.

(b)	Adjusted operating income for 2023 consists of GAAP operating income, excluding items such as amortization of intangible assets, restructuring and restructuring-related charges, and acquisition and integration costs, totaling approximately $70 million, pre-tax. Adjusted net income and Adjusted EPS for 2023 consist of GAAP net income and diluted EPS, excluding items such as amortization of intangible assets, restructuring and restructuring-related charges, acquisition and integration costs, and gain or loss on equity investments totaling approximately $78 million, pre-tax. The after-tax impact of these items is estimated to be approximately $61 million, or approximately $1.81 per diluted share.

Adjusted EBITDA is expected to consist of Adjusted net income, excluding items such as depreciation, interest, stock-based compensation and taxes totaling approximately $151 million to $153 million.

Supplemental Financial Information

(dollars in millions)	2023 Outlook	2022 Actual
Depreciation and amortization	$98 to $102	$92
Adjusted total interest expense(a)	$47 to $50	$39
Stock-based compensation	$22 to $23	$21
Restructuring, acquisition and other charges(b)	$15 to $18	$22
Adjusted effective tax rate(c)	17.5% to 18.5%	16.1%
Leverage ratio(d)	2.5x to 3.5x	3.5x
Capital expenditures(d)	$100 to $120	$74
Cash income tax payments	$29 to $33	$11

(a)	Adjusted total interest expense refers to our expected full-year GAAP total interest expense, expected to range from $52 million to $55 million for 2023, adjusted to remove the full-year impact of charges associated with the accelerated write-off of deferred issuance costs and unamortized discounts (loss on extinguishment of debt) included in GAAP total interest expense, if any.

(b)	Restructuring, acquisition and other charges consists of restructuring and restructuring-related charges, acquisition and integration costs, other general expenses, and incremental costs of complying with the new European Union medical device regulations.

(c)	Adjusted effective tax rate refers to our full-year GAAP effective tax rate, expected to range from 15.0% to 16.0% for 2023, adjusted to reflect the full-year impact of the items that are excluded in providing adjusted net income and certain other identified items.

(d)	Please see “Notes Regarding Non-GAAP Financial Information” for additional information regarding leverage ratio and capital expenditures.

Summary Financial Results (dollars in thousands, except per share data)

	Three Months Ended			Nine Months Ended
	September 29, 2023	September 30, 2022	QTD Change	September 29, 2023	September 30, 2022	YTD Change
Operating income	$48,075	$29,258	64.3%	$123,817	$84,462	46.6%
Net income	$27,257	$16,057	69.8%	$64,293	$48,260	33.2%
Diluted EPS	$0.81	$0.48	68.8%	$1.91	$1.45	31.7%

EBITDA(a)	$68,591	$50,563	35.7%	$191,762	$148,428	29.2%
Adjusted EBITDA(a)	$80,556	$62,917	28.0%	$223,201	$183,019	22.0%
Adjusted operating income(a)	$64,212	$46,183	39.0%	$173,898	$134,667	29.1%
Adjusted net income(a)	$42,971	$31,788	35.2%	$110,403	$92,518	19.3%
Adjusted EPS(a)	$1.27	$0.95	33.7%	$3.28	$2.78	18.0%

(a)	EBITDA, Adjusted EBITDA, Adjusted operating income, Adjusted net income, and Adjusted EPS are non-GAAP financial measures. Please see “Notes Regarding Non-GAAP Financial Information” for additional information regarding our use of non-GAAP financial measures. Refer to Tables A and B at the end of this release for reconciliations of adjusted amounts to the closest corresponding GAAP financial measures.

Summary Product Line Results (dollars in thousands)

	Three Months Ended
	September 29, 2023	September 30, 2022	QTD Change	Organic Change(a)
Medical Sales
Cardio & Vascular	$214,003	$174,131	22.9%	22.2%
Cardiac Rhythm Management & Neuromodulation	159,221	130,631	21.9%	21.9%
Advanced Surgical, Orthopedics & Portable Medical	22,678	26,150	(13.3)%	(13.3)%
Total Medical Sales	395,902	330,912	19.6%	19.3%
Non-Medical Sales	8,791	11,768	(25.3)%	(25.3)%
Total Sales	$404,693	$342,680	18.1%	17.8%

	Nine Months Ended
	September 29, 2023	September 30, 2022	YTD Change	Organic Change(a)
Medical Sales
Cardio & Vascular	$613,700	$513,772	19.4%	18.4%
Cardiac Rhythm Management & Neuromodulation	457,771	389,900	17.4%	17.4%
Advanced Surgical, Orthopedics & Portable Medical	77,808	69,101	12.6%	12.6%
Total Medical Sales	1,149,279	972,773	18.1%	17.6%
Non-Medical Sales	34,243	30,900	10.8%	10.8%
Total Sales	$1,183,522	$1,003,673	17.9%	17.4%

(a)	Organic sales change is a non-GAAP financial measure. Please see “Notes Regarding Non-GAAP Financial Information” for additional information regarding our use of non-GAAP financial measures and refer to Table D at the end of this release for a reconciliation of these amounts.

Conference Call Information

The Company will host a conference call on Thursday, October 26, 2023, at 8 a.m. CT / 9 a.m. ET to discuss these results. The scheduled conference call will be webcast live and is accessible through our website at investor.integer.net or by dialing (888) 330-3567 (U.S.) or (646) 960-0842 (outside U.S.) and the conference ID is 9252310. The call will be archived on the Company’s website. An earnings call slide presentation containing supplemental information about the Company’s results will be posted to our website at investor.integer.net prior to the conference call and will be referenced during the conference call.

From time to time, the Company posts information that may be of interest to investors on its website at investor.integer.net. To automatically receive Integer financial news by email, please visit investor.integer.net and subscribe to email alerts.

About Integer®

Integer Holdings Corporation (NYSE: ITGR) is one of the largest medical device outsource (MDO) manufacturers in the world serving the cardiac, neuromodulation, vascular, portable medical and orthopedics markets. The Company provides innovative, high-quality medical technologies that enhance the lives of patients worldwide. In addition, the Company develops batteries for high-end niche applications in energy, military, and environmental markets. The Company's brands include Greatbatch Medical®, Lake Region Medical® and Electrochem®. Additional information is available at www.integer.net.

Investor Relations:

Andrew Senn
763.951.8312
andrew.senn@integer.net

Notes Regarding Non-GAAP Financial Information

In addition to our results reported in accordance with generally accepted accounting principles in the United States of America (“GAAP”), we provide adjusted net income, adjusted EPS, earnings before interest, taxes, depreciation and amortization (“EBITDA”), adjusted EBITDA, adjusted operating income, and organic sales change rates.

Adjusted net income and adjusted EPS consist of GAAP amounts adjusted for the following to the extent occurring during the period: (i) amortization of intangible assets, (ii) certain legal expenses, (iii) restructuring and restructuring-related charges; (iv) acquisition and integration related costs; (v) other general expenses; (vi) (gain) loss on equity investments; (vii) extinguishment of debt charges; (viii) European Union medical device regulation incremental charges, (ix) inventory step-up amortization; (x) unusual, or infrequently occurring items; (xi) the income tax provision (benefit) related to these adjustments and (xii) certain tax items that are outside the normal tax provision for the period. Adjusted EPS is calculated by dividing adjusted net income by diluted weighted average shares outstanding.

EBITDA is calculated by adding back interest expense, provision (benefit) for income taxes, depreciation expense, and amortization expense from intangible assets and financing leases, to net income, which is the most directly comparable GAAP financial measure. Adjusted EBITDA consists of EBITDA plus adding back stock-based compensation and the same adjustments as listed above except for items (i), (vii), (xi) and (xii). Adjusted operating income consists of operating income adjusted for the same items listed above except for items (vi), (vii), (xi) and (xii).

Organic sales change is reported sales growth adjusted for the impact of foreign currency and the contribution of acquisitions. To calculate the impact of foreign currency on sales growth rates, we convert any sale made in a foreign currency by converting current period sales into prior period sales using the exchange rate in effect at that time and then compare the two, negating any effect foreign currency had on our transactional revenue, and exclude the amount of sales acquired or divested during the period from the current/previous period amounts, respectively.

We believe that the presentation of adjusted net income, adjusted EPS, EBITDA, adjusted EBITDA, adjusted operating income, and organic sales change rates, provides important supplemental information to management and investors seeking to understand the financial and business trends relating to our financial condition and results of operations. In addition to the performance measures identified above, we believe that net total debt and leverage ratio provide meaningful measures of liquidity and a useful basis for assessing our ability to fund our activities, including the financing of acquisitions and debt repayments. Net total debt is calculated as total principal amount of debt outstanding less cash and cash equivalents. We calculate leverage ratio as net total debt divided by adjusted EBITDA for the trailing 4 quarters. Free cash flow is defined as Net cash provided by operating activities (as stated in our Condensed Consolidated Statements of Cash Flows) reduced by capital expenditures (acquisition of property, plant, and equipment (PP&E), net of proceeds from the sale of PP&E).

Forward-Looking Statements

Some of the statements contained in this press release are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including 2023 financial results and guidance; statements relating to future sales, expenses, and profitability; customer demand; supplier performance (including delivery delays); costs (including wages, staffing levels and freight); future development and expected growth of our business and industry, including expansion of our manufacturing capacity; our ability to execute our business model and our business strategy, including completion and integration of current or future acquisition targets; having available sufficient cash and borrowing capacity to meet working capital, debt service and capital expenditure requirements for the next twelve months; projected capital spending; and other events, conditions or developments that will or may occur in the future. You can identify forward-looking statements by terminology such as “outlook,” “projected,” “may,” “will,” “should,” “could,” “expect,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” “project,” or “continue” or variations or the negative of these terms or other comparable terminology. These statements are only predictions. Actual events or results may differ materially from those stated or implied by these forward-looking statements. In evaluating these statements and our prospects, you should carefully consider the factors set forth below.

Although it is not possible to create a comprehensive list of all factors that may cause actual results to differ from the results expressed or implied by our forward-looking statements or that may affect our future results, some of these factors and other risks and uncertainties that arise from time to time are described in Item 1A “Risk Factors” of our Annual Report on Form 10-K and in our other periodic filings with the SEC and include the following:

  operational risks, such as the duration, scope and impact of global supply chain issues and the military conflicts between Russia and Ukraine and between Israel and Hamas, including the evolving economic, social and governmental environments and their effects on our associates, suppliers and customers as well as the global economy; our dependence upon a limited number of customers; pricing pressures that we face from customers; our reliance on third party suppliers for raw materials, key products and subcomponents; the competitive labor market and our ability to attract, train and retain a sufficient number of qualified associates; the potential for harm to our reputation caused by quality problems related to our products; the dependence of our energy market-related revenues on the conditions in the oil and natural gas industry; interruptions in our manufacturing operations; our dependence upon our information technology systems and our ability to prevent cyber-attacks and other failures; and our dependence upon our senior management team and technical personnel;
  strategic risks, such as the intense competition we face and our ability to successfully market our products; our ability to respond to changes in technology; our ability to develop new products and expand into new geographic and product markets; and our ability to successfully identify, make and integrate acquisitions to expand and develop our business in accordance with expectations;
  financial risks, such as our significant amount of outstanding indebtedness and our ability to remain in compliance with financial and other covenants under our senior secured credit facilities; economic and credit market uncertainties that could interrupt our access to capital markets, borrowings or financial transactions; financial and market risks related to our international operations and sales; our complex international tax profile; and our ability to realize the full value of our intangible assets; and
  legal and compliance risks, such as regulatory issues resulting from product complaints, recalls or regulatory audits; the potential of becoming subject to product liability or intellectual property claims; our ability to protect our intellectual property and proprietary rights; our ability and the cost to comply with environmental regulations; our ability to comply with customer-driven policies and third party standards or certification requirements; our ability to obtain necessary licenses for new technologies; legal and regulatory risks from our international operations, including trade regulation; and the fact that the healthcare industry is highly regulated and subject to various regulatory changes.

Except as may be required by law, we assume no obligation to update forward-looking statements in this press release whether to reflect changed assumptions, the occurrence of unanticipated events or changes in future operating results, financial conditions or prospects, or otherwise.

Condensed Consolidated Balance Sheets - Unaudited
(in thousands)

	September 29, 2023	December 31, 2022
ASSETS
Current assets:
Cash and cash equivalents	$32,142	$24,272
Accounts receivable, net	226,327	224,325
Inventories	232,158	208,766
Refundable income taxes	4,832	2,003
Contract assets	86,637	71,927
Prepaid expenses and other current assets	27,248	27,005
Total current assets	609,344	558,298
Property, plant and equipment, net	364,283	317,243
Goodwill	979,886	982,192
Other intangible assets, net	779,115	819,889
Deferred income taxes	6,398	6,247
Operating lease assets	67,418	74,809
Financing lease assets	8,352	8,852
Other long-term assets	24,553	26,856
Total assets	$2,839,349	$2,794,386
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt	$—	$18,188
Accounts payable	108,351	110,780
Income taxes payable	2,282	10,923
Operating lease liabilities	9,977	10,362
Accrued expenses and other current liabilities	82,491	73,499
Total current liabilities	203,101	223,752
Long-term debt	941,383	907,073
Deferred income taxes	151,386	160,671
Operating lease liabilities	57,325	64,049
Financing lease liabilities	7,488	8,006
Other long-term liabilities	15,317	13,379
Total liabilities	1,376,000	1,376,930
Stockholders’ equity:
Common stock	33	33
Additional paid-in capital	721,283	731,393
Retained earnings	744,994	680,701
Accumulated other comprehensive income	(2,961)	5,329
Total stockholders’ equity	1,463,349	1,417,456
Total liabilities and stockholders’ equity	$2,839,349	$2,794,386

Condensed Consolidated Statements of Operations - Unaudited
(in thousands, except per share data)

	Three Months Ended		Nine Months Ended
	September 29, 2023	September 30, 2022	September 29, 2023	September 30, 2022
Sales	$404,693	$342,680	$1,183,522	$1,003,673
Cost of sales (COS)	299,137	255,962	875,489	742,583
Gross profit	105,556	86,718	308,033	261,090
Operating expenses:
Selling, general and administrative (SG&A)	42,102	38,195	129,815	119,541
Research, development and engineering (RD&E)	14,539	16,123	50,514	47,077
Restructuring and other charges (R&O)	840	3,142	3,887	10,010
Total operating expenses	57,481	57,460	184,216	176,628
Operating income	48,075	29,258	123,817	84,462
Interest expense	11,967	10,676	40,680	24,417
Loss on equity investments	3,451	2,887	3,472	5,611
Other (gain) loss, net	580	(1,300)	1,699	(932)
Income before taxes	32,077	16,995	77,966	55,366
Provision for income taxes	4,820	938	13,673	7,106
Net income	$27,257	$16,057	$64,293	$48,260

Earnings per share:
Basic	$0.82	$0.48	$1.93	$1.46
Diluted	$0.81	$0.48	$1.91	$1.45

Weighted average shares outstanding:
Basic	33,346	33,145	33,305	33,116
Diluted	33,774	33,336	33,679	33,329

Condensed Consolidated Statements of Cash Flows - Unaudited
(in thousands)

	Nine Months Ended
	September 29, 2023	September 30, 2022
Cash flows from operating activities:
Net income	$64,293	$48,260
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	73,116	68,645
Debt related charges included in interest expense	7,126	1,445
Inventory step-up amortization	—	798
Stock-based compensation	17,099	15,973
Non-cash lease expense	8,124	8,179
Non-cash loss on equity investments	3,472	5,611
Contingent consideration fair value adjustment	(526)	—
Other non-cash (gains) losses	(734)	3,373
Deferred income taxes	(5)	(969)
Changes in operating assets and liabilities, net of acquisition:
Accounts receivable	(58)	(33,496)
Inventories	(25,785)	(59,036)
Prepaid expenses and other assets	(1,473)	(1,255)
Contract assets	(14,863)	(7,698)
Accounts payable	(869)	25,524
Accrued expenses and other liabilities	7,401	(6,012)
Income taxes payable	(11,692)	(4,563)
Net cash provided by operating activities	124,626	64,779
Cash flows from investing activities:
Acquisition of property, plant and equipment	(82,885)	(43,098)
Proceeds from sale of property, plant and equipment	100	636
Acquisitions, net	—	(126,636)
Net cash used in investing activities	(82,785)	(169,098)
Cash flows from financing activities:
Principal payments of term loans	(415,938)	(11,437)
Proceeds from issuance of convertible notes, net of discount	486,250	—
Proceeds from revolving credit facility	294,603	160,000
Payments of revolving credit facility	(353,993)	(39,000)
Purchase of capped calls	(35,000)	—
Payment of debt issuance costs	(2,181)	—
Proceeds from the exercise of stock options	2,303	—
Tax withholdings related to net share settlements of restricted stock unit awards	(3,067)	(2,073)
Contingent consideration payments	(7,660)	(493)
Principal payments on finance leases	(854)	(585)
Net cash (used in) provided by financing activities	(35,537)	106,412
Effect of foreign currency exchange rates on cash and cash equivalents	1,566	209
Net increase in cash and cash equivalents	7,870	2,302
Cash and cash equivalents, beginning of period	24,272	17,885
Cash and cash equivalents, end of period	$32,142	$20,187

Table A: Net Income and Diluted EPS Reconciliations (in thousands, except per share amounts)

	Three Months Ended
	September 29, 2023			September 30, 2022
	Pre-Tax	Net of Tax	Per Diluted Share	Pre-Tax	Net of Tax	Per Diluted Share
Net income (GAAP)	$32,077	$27,257	$0.81	$16,995	$16,057	$0.48
Adjustments(a):
Amortization of intangible assets	13,105	10,358	0.31	12,126	9,583	0.29
Restructuring and restructuring-related charges(b)	703	628	0.02	3,258	2,529	0.08
Acquisition and integration costs(c)	777	580	0.02	597	505	0.02
Other general expenses(d)	28	28	—	626	465	0.01
Loss on equity investments(e)	3,451	2,726	0.08	2,887	2,281	0.07
Loss on extinguishment of debt(f)	87	68	—	—	—	—
Medical device regulations(g)	205	164	—	320	254	0.01
Other adjustments(h)	1,319	1,042	0.03	(2)	(1)	—
Tax adjustments(i)	—	120	—	—	115	—
Adjusted net income (non-GAAP)	$51,752	$42,971	1.27	$36,807	$31,788	0.95

Weighted average shares for adjusted diluted EPS		33,774			33,336

	Nine Months Ended
	September 29, 2023			September 30, 2022
	Pre-Tax	Net of Tax	Per Diluted Share	Pre-Tax	Net of Tax	Per Diluted Share
Net income (GAAP)	$77,966	$64,293	$1.91	$55,366	$48,260	$1.45
Adjustments(a):
Amortization of intangible assets	39,136	30,934	0.92	36,015	28,465	0.85
Restructuring and restructuring-related charges(b)	5,624	4,485	0.13	5,895	4,604	0.14
Acquisition and integration costs(c)	1,715	1,282	0.04	5,866	4,654	0.14
Other general expenses(d)	137	107	—	1,127	861	0.03
Loss on equity investments(e)	3,472	2,743	0.08	5,611	4,433	0.13
Loss on extinguishment of debt(f)	4,518	3,569	0.11	—	—	—
Medical device regulations(g)	1,241	981	0.03	612	484	0.01
Other adjustments(h)	2,228	1,760	0.05	(108)	(84)	—
Inventory step-up amortization (COS)(j)	—	—	—	798	630	0.02
Tax adjustments(i)	—	249	0.01	—	211	0.01
Adjusted net income (Non-GAAP)	$136,037	$110,403	$3.28	$111,182	$92,518	$2.78

Weighted average shares for adjusted diluted EPS		33,679			33,329

(a)	The difference between pre-tax and net of tax amounts is the estimated tax impact related to the respective adjustment. Net of tax amounts are computed using a 21% U.S. tax rate, and the statutory tax rates applicable in foreign tax jurisdictions, as adjusted for the existence of net operating losses (“NOLs”). Expenses that are not deductible for tax purposes (i.e. permanent tax differences) are added back at 100%.

(b)	We initiate discrete restructuring programs primarily to realign resources to better serve our customers and markets, improve operational efficiency and capabilities, and lower operating costs or improve profitability. Depending on the program, restructuring charges may include termination benefits, contract termination, facility closure and other exit and disposal costs. Restructuring-related expenses are directly related to the program and may include retention bonuses, accelerated depreciation, consulting expense and costs to transfer manufacturing operations among our facilities.

(c)	Acquisition and integration costs are incremental costs that are directly related to a business or asset acquisition. These costs may include, among other things, professional, consulting and other fees, system integration costs, and fair value adjustments relating to contingent consideration.

(d)	Other general expenses are discrete transactions occurring sporadically and affect period-over-period comparisons. The expenses for the 2023 and 2022 periods primarily include severance, information technology systems conversion expenses, and expenses related to the restructuring of certain legal entities of the company.

(e)	During the third quarter of 2023, we determined that an investment in one of our non-marketable equity securities was impaired and recorded an impairment charge of $3.3 million. The residual amounts for 2023 and 2022 relate to our share of equity method investee losses including unrealized appreciation/depreciation of the underlying interests of the investee.

(f)	Loss on extinguishment of debt consists of accelerated write-offs of unamortized deferred debt issuance costs and discounts which are included in interest expense. The 2023 amounts represent a write-off of unamortized deferred debt issuance costs and discounts in connection with the amendments to the credit agreement governing our credit facilities, prepayments of portions of the Term Loan A facility, and repayment in full of our Term B Loan Facility.

(g)	The charges represent incremental costs of complying with the new European Union medical device regulations for previously registered products and primarily include charges for contractors supporting the project and other direct third-party expenses.

(h)	For the 2023 periods, amounts relate to costs associated with leadership transitions and certain formal strategic projects. Leadership transition costs primarily include severance costs associated with the departure of executives and incremental costs associated with the related leadership transitions. Strategic projects primarily involve system reconfiguration to support our manufacturing excellence operational strategic imperative and investments in certain technology and platform development to align our capabilities to meet customer needs. Other adjustments for the three and nine months ended September 29, 2023 included pre-tax leadership transition costs of $0.3 million and $1.2 million, respectively, and pre-tax costs related to strategic projects of $1.0 million and $1.1 million, respectively. The 2022 amounts relate to a former customer that filed bankruptcy in November 2019 and are predominantly due to favorable settlements on supplier purchase order termination clauses and benefits recognized from the utilization or sale of previously reserved inventory.

(i)	For the 2023 and 2022 periods, tax adjustments predominately relate to acquired foreign tax credits, including utilization, changes to uncertain tax benefits and associated interest. For the 2022 periods, tax adjustments also include acquisition costs that are not deductible for tax purposes.

(j)	The accounting associated with our acquisitions require us to record inventory at its fair value, which is sometimes greater than the previous book value of inventory. The increase in inventory value is amortized to cost of sales over the period that the related inventory is sold. We exclude inventory step-up amortization from our non-GAAP financial measures because it is a non-cash expense that we do not believe is indicative of our ongoing operating results.

Please see “Notes Regarding Non-GAAP Financial Information” for additional information regarding our use of non-GAAP financial measures.

Table B: Adjusted Operating Income Reconciliations (in thousands)

	Three Months Ended		Nine Months Ended
	September 29, 2023	September 30, 2022	September 29, 2023	September 30, 2022
Operating income (GAAP)	$48,075	$29,258	$123,817	$84,462
Adjustments:
Amortization of intangible assets	13,105	12,126	39,136	36,015
Restructuring and restructuring-related charges	703	3,258	5,624	5,895
Acquisition and integration costs	777	597	1,715	5,866
Other general expenses	28	626	137	1,127
Medical device regulations	205	320	1,241	612
Other adjustments	1,319	(2)	2,228	(108)
Inventory step-up amortization	—	—	—	798
Adjusted operating income (non-GAAP)	$64,212	$46,183	$173,898	$134,667

Table C: EBITDA Reconciliations (in thousands)

	Three Months Ended		Nine Months Ended
	September 29, 2023	September 30, 2022	September 29, 2023	September 30, 2022
Net income (GAAP)	$27,257	$16,057	$64,293	$48,260

Interest expense	11,967	10,676	40,680	24,417
Provision for income taxes	4,820	938	13,673	7,106
Depreciation	11,100	10,479	32,982	31,881
Amortization of intangible assets and financing leases	13,447	12,413	40,134	36,764
EBITDA (non-GAAP)	68,591	50,563	191,762	148,428
Stock-based compensation(a)	5,482	4,668	17,022	14,790
Restructuring and restructuring-related charges	703	3,258	5,624	5,895
Acquisition and integration costs	777	597	1,715	5,866
Other general expenses	28	626	137	1,127
Loss on equity investments	3,451	2,887	3,472	5,611
Medical device regulations	205	320	1,241	612
Other adjustments	1,319	(2)	2,228	(108)
Inventory step-up amortization	—	—	—	798
Adjusted EBITDA (non-GAAP)	$80,556	$62,917	$223,201	$183,019

(a)	Total stock-based compensation expense less amounts included in Restructuring and restructuring-related charges and Acquisition and integration costs.

Table D: Organic Sales Change Reconciliation (% Change)

	GAAP Reported Growth	Impact of Acquisitions and Foreign Currency(a)	Non-GAAP Organic Change
QTD Change (3Q 2023 vs. 3Q 2022)
Medical Sales
Cardio & Vascular	22.9%	0.7%	22.2%
Cardiac Rhythm Management & Neuromodulation	21.9%	—%	21.9%
Advanced Surgical, Orthopedics & Portable Medical	(13.3)%	—%	(13.3)%
Total Medical Sales	19.6%	0.3%	19.3%
Non-Medical Sales	(25.3)%	—%	(25.3)%
Total Sales	18.1%	0.3%	17.8%

YTD Change (9M 2023 vs. 9M 2022)
Medical Sales
Cardio & Vascular	19.4%	1.0%	18.4%
Cardiac Rhythm Management & Neuromodulation	17.4%	—%	17.4%
Advanced Surgical, Orthopedics & Portable Medical	12.6%	—%	12.6%
Total Medical Sales	18.1%	0.5%	17.6%
Non-Medical Sales	10.8%	—%	10.8%
Total Sales	17.9%	0.5%	17.4%

(a)	Sales have been adjusted to exclude the impact of foreign currency exchange rate fluctuations and acquisitions.

Table E: Net Total Debt Reconciliation (in thousands)

	September 29, 2023	December 31, 2022
Total debt	$941,383	$925,261
Add: Unamortized discount and deferred debt issuance costs included above	14,864	5,977
Total principal amount of debt outstanding	956,247	931,238
Less: Cash and cash equivalents	32,142	24,272
Net Total Debt (non-GAAP)	$924,105	$906,966